Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Announces Additional Stock Repurchase Authorization

SEATTLE; August 2, 2006 – Starbucks Corporation (NASDAQ: SBUX) today announced that its Board of Directors has authorized the repurchase of up to 25 million shares of the Company’s common stock. This authorization is in addition to the 3.4 million shares that remain available for repurchase under a previous authorization.
“Since the inception of Starbucks share repurchase program in 2001 through August 1, 2006, the Company has returned $2 billion to shareholders through the repurchase of more than 92 million shares,” stated Michael Casey, Starbucks chief financial officer. “This additional authorization reflects the continued strength of Starbucks balance sheet and operating cash flow, which allows us to support the global growth in our business and opportunistically repurchase shares.”
Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. Additionally, the Company’s Board of Directors has authorized that purchases can be made under Rule 10b5-1 of the Securities Exchange Act of 1934. A Rule 10b5-1 plan allows Starbucks to repurchase its shares during periods when the Company would normally not be active in the market due to its own internal trading blackout periods. All such purchases must be made according to a predefined plan that is established when the Starbucks plan administrator is not aware of material non-public information about Starbucks.
Through the dedication of our passionate partners (employees), Starbucks Coffee Company has transformed the way people in 37 countries enjoy their coffee, one cup at a time. Starbucks is the premier purveyor of the finest coffee in the world, with nearly 12,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering its customers the highest quality coffee and human connection through the Starbucks Experience, while striving to improve the social, environmental and economic well being of its partners, coffee farmers, countries of coffee origin, and the communities which it serves. Through Ethos Water, Starbucks demonstrates its long history of integrating a social conscience into all aspects of its business. The Company surprises and delights its customers by producing and selling bottled Starbucks Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink and Starbucks® superpremium ice creams through its joint venture partnerships, and Starbucks™ Coffee and Cream Liqueurs through a marketing and distribution agreement, in other convenient locations outside its retail operations. The Company’s brand portfolio includes superpremium Tazo® teas, Starbucks Hear Music™ compact discs, Seattle’s Best Coffee and Torrefazione Italia. These brands’ unique and innovative personalities allow Starbucks to appeal to a broad consumer base.
© 2006 Starbucks Coffee Company. All rights reserved.
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